As filed with the Securities and Exchange Commission on February 15, 2017

Registration No. 333-205826

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

UNITEDHEALTH GROUP INCORPORATED

(Exact name of registrant as specified in its charter)

Delaware	41-1321939
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

UnitedHealth Group Center 9900 Bren Road East Minnetonka, Minnesota	55343
(Address of principal executive offices)	(Zip Code)

UNITEDHEALTH GROUP INCORPORATED 2011 STOCK INCENTIVE PLAN

(AS AMENDED AND RESTATED IN 2015)

AUDAX HEALTH SOLUTIONS, INC. 2010 EQUITY INCENTIVE PLAN, AS AMENDED

RALLY HEALTH, INC. 2014 EQUITY INCENTIVE PLAN

(Full title of the plans)

Marianne D. Short

Executive Vice President and Chief Legal Officer

UnitedHealth Group Center

9900 Bren Road East

Minnetonka, Minnesota 55343

(Name and address of agent for service)

(952) 936-1300

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐	Non-accelerated filer	☐	Smaller reporting company	☐

(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered(1)	Amount to be registered(2)	Proposed maximum offering price per share(3)	Proposed maximum aggregate offering price(3)	Amount of registration fee(3)
Common Stock, $0.01 par value per share	70,000,000	N/A	N/A	N/A

(1)	Represents the aggregate number of shares of common stock, $0.01 par value per share, of UnitedHealth Group Incorporated (“UnitedHealth Group” or the “Registrant”) that (i) may be offered or issued under the UnitedHealth Group Incorporated 2011 Stock Incentive Plan, as amended and restated in 2015 (the “2011 Plan”), or (ii) are issuable upon the exercise of outstanding stock options under the Audax Health Solutions, Inc. 2010 Equity Incentive Plan, as amended (the Audax Plan”), or the Rally Health, Inc. 2014 Equity Incentive Plan (the “Rally Plan”), which stock options were assumed by the Registrant pursuant to the Agreement and Plan of Merger, dated February 14, 2017, by and among Rally Health, Inc., RH Merger Sub, Inc., Optum Digital Health Holdings, LLC and, for the limited purposes set forth therein, certain other stockholders of Rally Health, as follows: 65,196,639 shares under the 2011 Plan, 3,202,085 shares under the Audax Plan, and 1,601,276 shares under the Rally Plan.

(2)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers additional securities that may be offered as a result of stock splits, stock dividends or similar transactions.

(3)	The shares of UnitedHealth Group common stock that are the subject of this Post-Effective Amendment No. 1 were previously registered under the Registrant’s Registration Statement on Form S-8 (File No. 333-205826) filed under the Securities Act with the Securities and Exchange Commission on July 23, 2015. All filing fees payable in connection with the issuance of these shares of UnitedHealth Group common stock were previously paid in connection with the filing of the original Registration Statement on Form S-8.

EXPLANATORY NOTE

UnitedHealth Group Incorporated (“UnitedHealth Group” or the “Registrant”) hereby amends its Registration Statement on Form S-8 (File No. 333-205826), filed on July 23, 2015 (the “Registration Statement”), by filing this Post-Effective Amendment No. 1 on Form S-8 (this “Amendment”) relating to UnitedHealth Group common shares that may be offered or issued under the UnitedHealth Group Incorporated 2011 Stock Incentive Plan, as amended and restated in 2015 (the “2011 Plan”) or that may be issued upon the exercise of stock options granted pursuant to terms of the Audax Health Solutions, Inc. 2010 Equity Incentive Plan, as amended (the “Audax Plan”) and the Rally Health, Inc. 2014 Equity Incentive Plan (together with the Audax Plan, the “Assumed Plans”).

Pursuant to the Agreement and Plan of Merger, dated February 14, 2017 (the “Transaction Agreement”), by and among Rally Health, Inc. (“Rally Health”), RH Merger Sub, Inc. (“Merger Sub”), Optum Digital Health Holdings, LLC, and, for the limited purposes set forth therein, certain other stockholders of Rally Health, Merger Sub merged with and into Rally Health on February 14, 2017 (the “Effective Time”), with Rally Health as the surviving corporation of such merger. As a result of the merger, Rally Health became an indirect wholly owned subsidiary of the Registrant. In accordance with the Transaction Agreement, at the Effective Time, the Registrant assumed and became the sponsor of the Assumed Plans and assumed all stock options that were awarded under the Assumed Plans that were outstanding immediately prior to the Effective Time, and such assumed stock options were converted into stock options to acquire UnitedHealth Group common shares in accordance with the Transaction Agreement.

Under the Registration Statement, the Registrant previously registered 70,000,000 shares of its common stock, $0.01 par value per share, to be offered or sold under the 2011 Plan. The Registrant is filing this Amendment to include in the previously registered amount any UnitedHealth Group common stock that may be issued under the Assumed Plans.

PART II.

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

Except to the extent furnished and not filed with the Securities and Exchange Commission (the “SEC”) pursuant to Item 2.02 or Item 7.01 of Form 8-K, or as otherwise permitted by SEC rules, the following documents previously filed by the Registrant with the SEC pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are hereby incorporated by reference into this Registration Statement:

(a)	Annual Report on Form 10-K for the year ended December 31, 2016, filed with the SEC on February 8, 2017;

(b)	Current Report on Form 8-K filed on January 17, 2017;

(c)	The portions of the Registrant’s Proxy Statement on Schedule 14A filed with the SEC on April 22, 2016, to the extent specifically incorporated by reference into Part III of Parent’s Annual Report on Form 10-K for the year ended December 31, 2015; and

(d)	The description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement on Form 8-A/A, filed with the SEC on July 1, 2015 (File No. 001-10864), and any other amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with SEC rules shall not be deemed incorporated by reference in this Registration Statement. Any statement contained herein or in a document incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or amended, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Delaware General Corporation Law. The Registrant is incorporated under the laws of Delaware. Section 145(a) of the Delaware General Corporation Law provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

Section 145(b) of the Delaware General Corporation Law states that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the Delaware Court of Chancery or such other court shall deem proper.

Section 145(c) of the Delaware General Corporation Law provides that, to the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

Section 145(d) of the Delaware General Corporation Law states that any indemnification under subsections (a) and (b) of Section 145 (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of Section 145. Such determination shall be made with respect to a person who is a director or officer at the time of such determination (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion or (4) by the shareholders.

Section 145(f) of the Delaware General Corporation Law states that the indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of Section 145 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.

Section 145(g) of the Delaware General Corporation Law provides that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under the provisions of Section 145.

Section 145(j) of the Delaware General Corporation Law states that the indemnification and advancement of expenses provided by, or granted pursuant to, Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

Certificate of Incorporation. The Registrant’s Certificate of Incorporation provides that, to the fullest extent permissible under the Delaware General Corporation Law, the Registrant’s directors shall not be personally liable to the Registrant or its shareholders for monetary damages for breach of fiduciary duty as a director, except that a director shall be liable to the extent provided by applicable law (1) for breach of the director’s duty of loyalty to the Registrant or its shareholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) pursuant to Section 174 of the Delaware General Corporation Law regarding the unlawful payment of dividends or stock redemptions or repurchases or (4) for any transaction from which the director derived an improper personal benefit.

Bylaws. The Registrant’s Bylaws provide that the Registrant shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person who was or is made or is threatened to be made a party or is otherwise involved in any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, because he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the Registrant or, while a director or officer of the Registrant, is or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such person.

The Registrant’s Bylaws provide that the Registrant shall advance to indemnified persons expenses incurred in defending any such proceedings, subject to an obligation to repay amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such indemnified person is not entitled to be indemnified for such expenses under the Registrant’s Bylaws or otherwise.

Indemnification Agreements. The Registrant has entered into an indemnification agreement with each of its directors and executive officers, which provides, among other things, that the Registrant will indemnify each such person to the fullest extent permitted by law, subject to certain conditions, against all expenses and certain other amounts actually and reasonably incurred by such person in connection with proceedings in which such person is involved, or is threatened to become involved, because such person is or was a director or officer of the Registrant, by reason of any action or inaction on the part of such person, or by reason of the fact that such person is or was serving at the request of the Registrant as a director, officer, trustee, partner, managing member, fiduciary, employee or agent of any other enterprise. The indemnification agreement also requires the Registrant, under certain circumstances, to advance expenses incurred by such person in connection with the investigation, defense, settlement or appeal of any such proceedings.

Other Insurance. The Registrant maintains directors’ and officers’ liability insurance which covers certain liabilities and expenses of the Registrant’s directors and officers and covers the Registrant for reimbursement of payments to the Registrant’s directors and officers in respect of such liabilities and expenses.

* * * * *

The above discussion of the Registrant’s Certificate of Incorporation, Bylaws, indemnification agreements and insurance arrangements, as well as the Delaware General Corporation Law, is not intended to be exhaustive and is qualified in its entirety by reference to such Certificate of Incorporation, Bylaws, indemnification agreements, insurance arrangements and statutes.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

See the exhibits listed under the Exhibit Index below which are hereby incorporated by reference.

Item 9. Undertakings.

(a)    The undersigned registrant hereby undertakes:

(1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)   To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)  To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)   That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)   The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minnetonka, State of Minnesota, on February 15, 2017.

UNITEDHEALTH GROUP INCORPORATED

By: /s/ Stephen J. Hemsley
Stephen J. Hemsley
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment has been signed by the following persons in the capacities indicated on February 15, 2017.

Signature	Title

/s/ Stephen J. Hemsley	Director and Chief Executive Officer (principal executive officer)
Stephen J. Hemsley

/s/ John Rex	Executive Vice President and Chief Financial Officer (principal financial officer)
John Rex

/s/ Tom Roos	Senior Vice President and Chief Accounting Officer (principal accounting officer)
Tom Roos

*	Director
William C. Ballard, Jr.

*	Director
Richard T. Burke

*	Director
Robert J. Darretta

Director
Timothy P. Flynn

*	Director
Michele J. Hooper

*	Director
Rodger A. Lawson

*	Director
Glenn M. Renwick

*	Director
Kenneth I. Shine, M.D.

*	Director
Gail R. Wilensky, Ph.D.

*	The undersigned, by signing her name hereto, does hereby execute this Registration Statement on behalf of the directors of UnitedHealth Group Incorporated listed above pursuant to the Power of Attorney incorporated by reference herein as Exhibit 24.1.

By:	/s/ Dannette L. Smith
Dannette L. Smith
As Attorney-in-Fact

EXHIBIT INDEX

Number	Description
4.1

Certificate of Incorporation of UnitedHealth Group Incorporated, as filed with the Secretary of State of the State of Delaware on July 1, 2015 (incorporated by reference to Exhibit 3.1 to the Registrant’s Form 8-A/A filed on July 1, 2015).

4.2	Bylaws of UnitedHealth Group Incorporated, effective February 9, 2016 (incorporated by reference to Exhibit 3.1 to the Registrant’s Form 8-K filed on February 12, 2016).

4.3

UnitedHealth Group Incorporated 2011 Stock Incentive Plan, as amended and restated in 2015 (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on June 5, 2015).

4.4*	Audax Health Solutions, Inc. 2010 Equity Incentive Plan, as amended.

4.5*	Rally Health, Inc. 2014 Equity Incentive Plan.

5.1*	Opinion of Hogan Lovells US LLP.

23.1*	Consent of Hogan Lovells US LLP (included in Exhibit 5.1).

23.2*	Consent of Deloitte & Touche LLP.

24.1**	Power of Attorney.

*	Filed herewith.

**	Previously filed.